                                                                      EXHIBIT 11


                            THE SHERWOOD GROUP, INC.
                                AND SUBSIDIARIES

                    Computation of Earnings Per Common Share

                    Years ended May 31, 1995, 1994 and 1993




                                                             1995           1994           1993
                                                             ----           ----           ----
Income before extraordinary item                    $    14,614,888      16,596,933      8,938,602
Extraordinary item                                           --               --         5,024,000
                                                      -------------   -------------  -------------

              Net income (a)                        $    14,614,888      16,596,933     13,962,602
                                                      =============   =============  =============

Primary:
  Income before extraordinary item
     per common share (a)                                $  1.07           1.20            .64

  Extraordinary item                                          --             --            .36
                                                          ------         ------         ------

  Net income per common share                            $  1.07           1.20           1.00
                                                          ======         ======         ======

Fully diluted:
  Income before extraordinary item
     per common share (a)                                   1.07           1.20            .63

  Extraordinary item                                          --             --            .36
                                                          ------         ------         ------

  Net income per common share                            $  1.07           1.20            .99
                                                          ======         ======         ======

Historical:
 Weighted average number of
  common stock and common stock
  equivalents outstanding:
    Primary                                              13,624,603      13,803,459     14,022,917
                                                      =============   =============  =============

     Fully diluted                                       13,652,084      13,821,483     14,061,386
                                                      =============   =============  =============


(a) The results of operations for the year ended May 31, 1995 and 1994 include $4,687,406, or $.34 per share, and $6,033,876, or $.44 per share of benefit from net operating loss carryforwards which would have been shown as an extraordinary item prior to the adoption of FAS 109.